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                                   EXHIBIT 1
                                   ---------

                     IDENTIFICATION OF MEMBERS OF THE GROUP


1.   FS Equity Partners II, L.P.

2.   Freeman Spogli & Co.

3.   FS Equity Partners III, L.P.

4.   FS Capital Partners, L.P.

5.   FS Holdings, Inc.

6.   FS Equity Partners International, L.P.

7.   FS&Co. International, L.P.

8.   FS International Holdings Limited

9.   Bradford M. Freeman

10.  Ronald P. Spogli

11.  William M. Wardlaw

12.  J. Frederick Simmons

13.  John M. Roth

14.  Charles P. Rullman, Jr.

15.  M&P Distributing Company

16.  ARAMARK/Galls Group, Inc.

                              Page 25 of 29 pages